Exhibit 28(e)(9)

CONFIDENTIAL

AMENDMENT 8

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of May 27, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement by and between ALPS and the Trust dated as of April 11, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	USCF ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		USCF ETF TRUST

By:	/s/ Stephen Kyllo	By:	/s/ John Love
Name:	Stephen Kyllo	Name:	John Love
Title:	SVP & Director	Title:	President and CEO

Distribution Agreement Amendment 8

Schedule A to this Amendment
Amendments

Effective as of Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A (List of Funds) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with a new Appendix A (List of Funds) to Exhibit 1 set forth below:

APPENDIX A
 LIST OF FUNDS

USCF Energy Commodity Strategy Absolute Return Fund
USCF Dividend Income Fund

USCF Gold Strategy Plus Income ETF
USCF Midstream Energy Income Fund

USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund

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Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.
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